Exhibit 4.1

                          Legal Services Agreement

                       Hamilton, Lehrer & Dargan, P.A.

July 13, 2001

Yi Wan Group, Inc.
24 Jian Guo Men Wai Road
Suite 1802
Jingtai Building 100022
Beijing, P.R. China
Re.- YiWan Group, Inc,. ("The Company")

Gentlemen:

We are pleased that you wish to engage our firm to perform legal services for Yi Wan Group, Inc., ("the Company). This letter (the "Agreement) confirms our mutual understanding concerning this engagement and documents the nature and scope of the legal services we have agreed to render to you, the amount of our fees for these services, the manner in which our fees for these services shall be determined and the terms upon which you make payment for these fees.

You have engaged us to act as counsel with respect to:

      (a) The preparation of a Form 10 Registration Statement for the Company's common stock; and

      (b)   All responses to comment letters of the United States
            Securities and Exchange commission.

You and the Company have authorized us to perform all acts on its behalf that are necessary and appropriate to this representation. You and the Company have agreed that we may rely upon all information that is provided by the Company, or their agents without independent investigation and all such information must be true and correct. Further, you and the Company have agreed that we will not be responsible for a "due diligence" investigation of the factual matters contained in the Form 10 Registration Statement.

By
Yi Wan Group, Inc,

You hereby agree to pay a nonrefundable retainer fee of 250,000 shares of the Company's common stock. Ws fee is paid to us for the purpose of assuring our availability in the matters outlined above. The 250,000 shares of the Company's stock are to be registered on the Form S-8 as soon as the Company is eligible to use Form S-8. This fee shall be non-refundable once services are commenced.

The above fee may be subject to increase, as this matter progresses in the event the Company's business plan materially changes, the structure of the offering changes, the offering amount increases and/or in the event of circumstances arising of which we were not previously aware.

Any additional work otherwise requested will be billed at the standard hourly rate of the lawyers, legal assistants and law clerks that work on such matters. The current legal rate for lawyers is $250 per hour. The current rate for law clerks and legal assistants is $50 per hour.

In addition to the fees set forth above, you or the Company will be responsible for out-of-pocket expenses as incurred in connection with this matter including state filing fees, long distance telephone calls, courier services and similarly incurred expenses.

We may withdraw as counsel and terminate this agreement by notifying you in writing. Reasons for termination may include, but are not limited to, failure to pay fees or expenses under the terms of this agreement, failure by you or the Company to cooperate with the firm in the engagement provided for herein, any material misrepresentations or material omissions made to our firm in connection with preparation of the registration statements, and reasons mandated by the Code of Professional Responsibility as approved by the Supreme Court of Florida. You may also terminate this agreement by notifying us in writing.

You further agree that you, as the Company's president and the Company' s officers and directors will be required to sign an affidavit attesting that:

      *     The Form 10 has been read and understood;
      * All documents provided to our office in connection with preparation of the Form 10 are true;
      *     All matters contained in the Form 10 are true; and
      * The Form 10 does not contain any misstatements or omissions of any facts necessary to make the Form 10 not misleading.

Please indicate your acceptance of the foregoing by singing a copy of this letter below and returning our stock certificate representing 250,000 shares of common stock.


Sincerely,
Yi Wan Croup, Inc.                     Brenda Lee Hamilton, Esquire
By: Cheng Wan Ming                     Sole Shareholder
President